UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2019

Medicine Man Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36868	46-5289499
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

4880 Havana Street, Suite 201 Denver, Colorado	80239
(Address of principal executive offices)	(Zip Code)

(303) 371-0387

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2019 (the “Execution Date”), Medicine Man Technologies (the “Company”), a Nevada corporation, entered into a binding term sheet (the “Term Sheet”) with Canyon, LLC (“Canyon”) and It Brand Enterprises (“It Brand” and together with Canyon, the “Targets”) pursuant to which the Company will purchase 100% of the capital stock or assets of Canyon and certain assets of It Brand (the “Acquisition”).

As consideration, the Company shall pay a total purchase price of $5,130,000 (the “Purchase Price”) consisting of (i) a cash component, which will be calculated at the time the Long-Form Agreement (as defined below) is executed, but in no case will be greater than $2,565,000, and (ii) an equity component, which will consist of shares of the Company’s common stock, par value $0.001 per share, for the balance of the Purchase Price. The number of shares that make up the equity component will be determined by dividing the balance of the Purchase Price by the average closing price of Company’s common stock for the five (5) days prior to September 7, 2019, which equated to $3.07 per share. The Purchase Price is payable by the Company to each of the Targets and is estimated to be $4,950,000 for Canyon and $180,000 for the It Brand assets.

A portion of the equity consideration will be subject to certain trading restrictions in the first year after issuance, to be defined in the Long-Form Agreement (as defined below). In addition, claw-back language for fifteen percent (15%) of the equity consideration will also be included in the Long-Form Agreement (as defined below). The Purchase Price is predicated on projected 2019 annual gross revenues of the Targets and is subject to certain adjustments outlined in the Term Sheet, including adjustments in the event of a variance in excess of 10% in the Targets’ revenue.

The Term Sheet provides for a closing on or before September 9, 2020, unless the parties agree to an extension.

The obligations of the Company and the Targets under the Term Sheet are conditioned upon the satisfaction or mutual waiver of certain closing conditions (the “Conditions”) on or before September 9, 2020 or unless the parties agree to a mutual extension, including the following:

i.	regulatory approval relating to all applicable filings and expiration or early termination of any applicable waiting periods;

ii.	regulatory approval of the Marijuana Enforcement Division and applicable local licensing authority approval;

iii.	receipt of all material necessary, third party, consents and approvals;

iv.	each party's compliance in all material respects with the respective obligations under the Term Sheet;

v.	a tax structure that is satisfactory to both the Company and Canyon;

vi.	the execution of leases and employment agreements that are mutually acceptable to each party; and

vii.	mutual satisfactory completion of due diligence, upon review of all requested information.

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The Term Sheet also contemplates the entry into employment agreements with Morgan Iwersen, Andrew Iwersen, and Timothy M. McMurray, owners of the Targets.

In addition, in the event the Targets obtain licensing rights or partners in Oregon, California, or Puerto Rico, as outlined in the Term Sheet, the Term Sheet contemplates certain profit sharing, licensing, or royalty arrangements between the Company and Targets, as well as rights of first refusal for the Company in lieu of such arrangements.

Under the terms of the Term Sheet, the Company and the Targets agreed to mutual indemnification upon the terms and conditions outlined therein. The term sheet also provides that the members of Canyon will not commence or invest in a business that competes with the Company directly or through its affiliates during the eighteen months following the closing.

The Term Sheet contemplates the parties entering into a long-form agreement and other ancillary documents to memorialize the Acquisition (the “Long-Form Agreement”) upon the conclusion of all standard legal and business due diligence. In the event the Long-Form Agreement is not agreed to on or before September 9, 2020, and all of the Conditions are either satisfied or waived, the Acquisition shall be consummated and governed by the terms of the Term Sheet.

On September 12, 2019, the Company issued a press release with respect to the foregoing, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 12, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Medicine Man Technologies, Inc.

Date: September 12, 2019	By: /s/ Andrew Williams
Andrew Williams
Chief Executive Officer

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